Whitley Law Group, P.C.

1001 South Dairy Ashford, Suite 100  Houston, Texas 77077-2375

             (281) 668 – 9200 Telephone

        (281) 668 – 9201 Facsimile

August 23, 2007

Attn.: Board of Directors

Virtra Systems, Inc.

2500 City West Boulevard, Suite 300

Houston, Texas 77042

Re:

Opinion of counsel pursuant to Regulation S-B, Item 601

Gentlemen:

We have acted as counsel to Virtra Systems, Inc. (the “Company”) in preparation of its registration statement on Form S-8 (the “Registration Statement”), which is to be filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933 (“Securities Act”). The Registration Statement relates to the issuance from time to time of 18,274,499 shares of the Company’s common stock, $0.005 par value per share (the “Stock”). The Stock is to be issued to current employees of the Company, as well as to consultants to the extent permitted by the General Instructions to Form S-8 (such Stock issuance being herein referred to as the “Plan”).

In rendering this opinion, we have examined the Company’s articles of incorporation and by-laws and pertinent resolutions of the Board of Directors.  In doing so, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us, and that the issuance of the Stock complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement. We have further assumed that the Company will keep available out of its authorized but unissued common stock, sufficient shares to comply with the Company’s obligations pursuant to the Plan.

Based on our examination of the matters mentioned above, we are of the opinion that the Shares issued pursuant to the Plan have been duly authorized pursuant to the Texas Business Corporation Act and, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

This opinion speaks only of the above date and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion in response to any subsequent factual or legal developments.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Whitley Law Group, P.C.